EXHIBIT 10.10
     In June 2005, Smith Micro Software, Inc. (the “Company”) entered into an oral agreement with William W. Smith, Jr., Chief Executive Officer, pursuant to which the Company agreed to a lifetime payment of $6,000 annually to Mr. Smith, subject to annual increases of 5% in connection with his future retirement or registration from employment from the Company. The agreement provides that the Company may, at our option, discharge our obligations under the agreement by purchasing a single premium annuity for the benefit of Mr. Smith, the estimated cost of which was approximately $150,000. To date, the Company has not purchased such an annuity.